EXHIBIT 99.1
SCHEDULE OF INVESTMENTS
(dollars in thousands)

	As of June 30, 2011
	Cost/Amortized Cost	Fair Value	Carrying Value
Debt securities:
U.S. government agency obligations	$3,207	$3,595	$3,595
Equity securities:
Common stock
Metals and mining	39,060	33,537	33,537
Other	1,258	1,315	1,315
Exchange-traded and mutual funds
Metals and mining	31,925	33,634	33,634
Agriculture	19,698	18,761	18,761
Energy	2,297	2,215	2,215
Indices	—	—	—
Other	3,142	2,888	2,888

Total equity securities	97,380	92,350	92,350

Derivatives	1,201	739	739

Total investment securities	$101,788	$96,684	$96,684

	As of December 31, 2010
	Cost/Amortized Cost	Fair Value	Carrying Value
Debt securities:
U.S. government agency obligations	$138,086	$130,116	$130,116
Equity securities:
Common stock
Metals and mining	22,638	25,752	25,752
Other	344	362	362
Exchange-traded and mutual funds
Metals and mining	32,736	42,209	42,209
Agriculture	10,961	14,877	14,877
Energy	5,798	5,559	5,559
Indices	11,047	4,613	4,613
Other	1,029	1,044	1,044

Total equity securities	84,553	94,416	94,416

Derivatives	419	182	182

Total investment securities	$223,058	$224,714	$224,714

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